EXHIBIT 2.3

Henan Jinding Chemical Industry Industry Co, Ltd.

And

Hong Kong KINFAIR Holdings Limited

Stock Purchase Agreement

February 19, 2006

Table of Contents

Chapter 1	Definition

Chapter 2	Purchase of Stock

Chapter 3	Statements and Assurance of the Selling Party

Chapter 4	Statement and Guarantee of Purchasing Party

Chapter 5	Responsibilities for Breach of Statement and Guarantees

Chapter 6	Confidentiality

Chapter 7	Breach of Agreement

Chapter 8	Force Majeure

Chapter 9	Dispute Resolution

Chapter 10	Governing Law

Chapter 11	Miscellaneous Provisions

This Stock Purchase Agreement (hereinafter called ‘this Agreement’) is entered by both parties on February 19, 2006.

(1)
Henan Jinding Chemical Industry Co, Ltd, a company legally incorporated according to laws of People’s Republic of China (‘China’), whose legal address is Luo Shan County, Xin Yang of He Nan Province. (hereinafter called ‘Party A’).

(2)	KINFAIR Holdings Limited, a company incorporated according to laws of Hong Kong, whose legal address is New Xian Li Mansion, No. 10, Xue Chang Street in Hong Kong (hereinafter called ‘Party B’).

Whereas,

1.
Henan Jinding Chemical Industry Co, Ltd (hereinafter called ‘Jinding’) is a limited company incorporated according to laws of China, whose legal address is Luo Shan County, Xin Yang of He Nan Province.

2.
Party A agrees to transfer all the stock of Jinding to Party B to change Jingding to be a wholly foreign invested company (hereinafter called ‘wholly invested company’). Therefore, in the principle of equality and mutual benefits, through friendly negotiation, the Parties enter into this Agreement according to the laws and regulations of China and relevant stipulations of this Agreement.

Chapter 1 Definition

Article One Definition

Unless otherwise stipulated hereof, the following terms used in this Agreement are defined as follows,

‘China’ in this Agreement refers to People’s Republic of China, not including Hong Kong, Macaw and Tai Wan.

‘RMB’ refers to Ren Min Bi, legal currency of China.

‘Approving Authority’ refers to the governmental department who has the right to approve this Agreement and Regulations and Bylaws of the Company according to relevant regulations about foreign invested projects in China.

‘Regulations and Bylaws of the Company’ refers to the Regulations and Bylaws of Wholly Foreign Invested Henan Jinding Chemical Industry Co. Ltd.

‘Effective Date’ refers to the effective date of this Agreement, i.e., the day the approving authority approves this Agreement.

‘Business License’ refers to the business license issued to the joint company by National Industrial and Commercial Administration Ministry or local Industrial and Commercial Administration authorized by the National Ministry.

‘Selling Party’ refers to Party A in this Agreement.

‘Purchasing Party’ refers to Party B in this Agreement.

‘Both Parties’ refers to selling party and purchasing party.

‘Third Party’ refers to any other person, legal person, other organization or entity other than the parties of this Agreement.

‘Related Company’, in some aspects, refers to any company controls or controlled by the Party. ‘Control’ means ownership of more than 50% of the votable stock or paid-up capital of a company, or having the right to appoint or elect most of the directors of a company.

‘Board of Directors’ refer to the board of directors of Jinding company.

‘Managing Person’ refers to general manager, deputy general manager, chief accountant and other managing persons directly reporting to general manager.

‘Fiscal Year’ refers to the period from January 1 to December 31 of each year.

‘Prompt Day’ refers to the third working day after all the prerequisites stipulated in Article Four of this Agreement satisfied.

Chapter 2 Purchase of Stock

Article Two Purchase of Stock

According to the stipulations of this Agreement, the Selling Party agrees to transfer and the Purchasing Party agrees to buy 100% of the stock of Jinding company (‘stock purchased’). Stock purchased includes but not limited to the right to vote, collect profit and appoint directors enjoyed by the Selling Party due to ownership of the stock.

Article Three Transfer Price

The transfer price in this Agreement is RMB 38 Million (‘Total Transfer Price’), which will be paid according to Article Six of this Agreement.

Article Four Prerequisite for Payment of Transfer Price

If any of the following is not satisfied and the Purchasing Party does not renounce the condition in writing, the Purchasing Party will not be obliged to pay the transfer price to the Selling Party:

(1)
This Agreement and Regulations and Bylaws of the company are approved by the approving authority, without changing any terms or conditions hereof, or increasing any additional obligations to any Party or the wholly invested company, unless the other party is informed of the change or additional obligation beforehand and both parties agree in written.

(2)	The wholly invested company obtains the Approval of Xin Yang Commercial Bureau.

(3)	The wholly invested company obtains the Approval of Xin Yang Foreign Investment Bureau.

(4)	The Business License of the wholly invested company is issued.

Article Five Prompt Day

The prompt day is the third working day after all the prerequisites in Article Four of this Agreement are satisfied (‘Prompt Day’).

Article Six Payment

The Purchasing Party should pay 10% of the total transfer price or equivalent to the Selling Party though remittance or other method on the prompt day; pay 50% of the total transfer price or equivalent to the Selling Party though remittance or other method after all the assets of the Selling Party are transferred to the Purchasing Party; the remaining price should be paid in once within one year. All the payments should be paid to the bank account in China appointed by the Selling Party.

Chapter 3 Statements and Assurance of the Selling Party

The Selling Party hereby makes the following statements and assurance to the Purchasing Party that during the period between signing day of this Agreement and the prompt day,

(1)	There is no fact that may bring great or negative influence to the interests of the Purchasing Party or Hu Li (co-benenficial) Stock.

(2)	There is no document that may bring great or negative influence to the rights and interests of the Purchasing Party or Hu Li (co-beneficial) Stock.

(3)
No litigation, arbitration, other legal or administrative procedures or governmental investigation against the Selling Party is undergoing; or, as far as the Selling Party knows, there is no threat that may affect its ability to sign and perform this Agreement.

Article Seven Common Statements and Assurances

(1)	Party A is a limited company incorporated in China according to laws of China.

(2)
The Selling Party has conducted all the necessary procedures required by the laws and regulations to obtain all the necessary registration and approval, thus has the legal authority to sign and perform this Agreement.

(3)
The Selling Party has taken all the necessary actions to obtain the authorization to sign and perform this Agreement and to ensure that its delegate signed on this Agreement is duly authorized and that this Agreement is binding to the Selling Party.

(4)	The Selling Party has fully paid the registered capital of Jinding Company.

(5)	This Agreement shall be legally binding to the Selling Party.

(6)
All the materials and documents relevant to Jinding Company held by the Selling Party that may bring about concrete and negative influence to the Selling Party’s ability to fully perform this Agreement and that may have concrete influence to the Purchasing Party’s intention of signing this Agreement are revealed to the Purchasing Party by the Selling Party. All the materials and documents provided to the Purchasing Party are complete and true, without any falseness or misleading statements.

(7)
The Selling Party’s signing and performance of the this Agreement will be non-compliance with any laws, regulations, provisions, authorization or approval of governmental authorities, or any binding Agreements to the Selling Party, or lead to violation or non-performance of the above

Article 8 Situation of Jin Ding incorporated company

(1)
Jin Ding incorporated company is legally formed according to Chinese law and regulations, and is operated effectively. The registered capital of Jin Ding incorporated company has already been handed in.

(2)	All the documents about Jin Ding incorporated company provided by seller to the purchaser should be real and integrated.

(3)
The assets directly or indirectly owned by Jin Ding incorporated company must be free of any right or claim or contract by a third party based on transfer, transaction, limit, option, mortgage, right of disposition, lien, occupation or other kinds of security or right limitation.

(4)	No one can get the stocks of Jin Ding incorporated company based on option or any other agreement or arrangement or any other reason.

(5)
The accounting statements of Jin Ding incorporated company should be made based on the usual accounting principal, and all current debts and contingent debts and capital obligations have already been properly prepared or disclosed according to relevant law and regulation.

(6)	The accounting statements of Jin Ding incorporated company all truly and fairly reflect the financial situation of Hu Li incorporated company by the time of statement base date.

(7)	Besides what has been disclosed in this agreement, account receivable listed in the accounting statements of Jin Ding incorporated company are in good and effective condition.

(8)
The accounting records of Jin Ding incorporated company should be based on proper and coherent standards, and they record integrally and accurately all the assets and business movements of Jin Ding incorporated company.

(9)	All the accounting statements and data of Jin Ding incorporated company (no matter whether they have been preserved in written form) should be kept separately in Jin Ding incorporated company.

(10)	Except what have been disclosed in this agreement, Jin Ding incorporated company has no other business.

(11)	Jin Ding incorporated company dose not violate any Chinese regulation, rule, order or provision.

(12)
The seller ‘s obligations created by forming and fulfilling this agreement, should not violate or lead to violate or be deemed to violate the articles of Jin Ding incorporated company or any agreement that Hu Li incorporated company is one of its parties or any agreement or provisions by which Hu Li incorporated company should be bound.

Article 9 Ownership

(1)
The seller is the legal solitary owner of the purchased stocks, and has entire authorized right and power to dispose the stocks. The purchased stocks are free of any future right, purchasing right, mortgage, impawn, warrant, lien or other kinds of security or mortgage or property right: also free of any agreement or commitment that leads to or gives rise to future right, purchasing right, mortgage, impawn, warrant, lien or other kinds of security or mortgage or property right stated as below, and free of any right or claim by a third person based on future right, purchasing right, mortgage, impawn, warrant, lien or other kinds of security or mortgage or property right stated as below.

(2)
Jin Ding incorporated company has well possession of its business, assets and rights and interests, and has entire authorized right and power to dispose its assets and rights and interests. Any asset of Jin Ding incorporated company is free of any future right, purchasing right, mortgage, impawn, warrant, lien or other kinds of security or mortgage or property right; free of free of any agreement or commitment that leads to or gives rise to future right, purchasing right, mortgage, impawn, warrant, lien or other kinds of security or mortgage or property right stated as below, and free of any right or claim by a third person based on future right, purchasing right, mortgage, impawn, warrant, lien or other kinds of security or mortgage or property right stated as below.

(3)
In order to possess their assets and have their rights, the seller and Jin Ding incorporated company have already get all registration and ratification, no matter whether they come from government or company, and for the purpose of owning those assets and/or having those rights, there is no need to get permission from Chinese government or agreement by any third party, or show their agreements to Chinese government, or pay any kind of fee or cost to Chinese government or any third party.

(4)	There is not any issue that may give side influences to assets and rights and interests owned by Jin Ding incorporated company.

(5) Jin Ding incorporated company has already got and entirely preserved all the property right documents and other relevant documents relating to the main properties and rights and interests owned by each other.

(6) The right to use land and/or housing ownership of Jin Ding incorporated company are/is in good and legal condition, and free of any illegal things, and all the due rents, taxes and other items (if there has any) that should be paid to those rights above have already been paid, and all the relevant agreement, provision, obligation, term and contract have already been fully and legally preserved and fulfilled.

(7) The projects that Jin Ding incorporated company have already built or will build should confirm with Chinese law and regulation as well as the requirement set up by Chinese government in every aspect.

Article10 Debts and obligations

(1) Except debts that arise in the normal business movements and have been disclosed in the accounting statements, Jin Ding incorporated company has no other debt or obligation, and all loan conditions of Hu Li incorporated company meet the normal needs of commercial loan, or even more preferential.

(2) Up to the account day, except the debts listed in each accounting records, Jin Ding incorporated company does not have any other grave responsibility, including any real or contingent tax obligations or any obligation based on arrangement or agreement of security, compensation or warrant, or obligations that the company promise to fulfill to a third party.

(3) Jin Ding incorporated company has not received any repayment notice relating to any loan or other loan contract, and there are no future items that violate the contract relating to any loan or other loan contract.

(4) Jin Ding incorporated company has not made or provide any loan, financial support, warrant, letter of guarantee or other kind of security to any other company(including affiliate company).

Article 11 Requirements of supervision and registration

(1)
According to requirements of relevant registration agency or other agencies, Jin Ding incorporated company has all the reports, decisions, applications or other required documents handed in and registered in a proper way.

(2)	All the decisions made by the board of directors of Jin Ding incorporated company have already been recorded legally and accurately, and there are not unrecorded decisions.

Article12 Taxes

(1)	Jin Ding incorporated company complies with any tax law and regulations that apply to it, and according to those tax law and regulations preserves relevant tax records and documents.

(2)
Every year, according to relevant Chinese tax law and regulation, all tax declaration sheets of Jin Ding incorporated company should have been handed in in time; and every important aspect of all the tax declaration sheets should be appropriate and accurate, and relevant tax administrations have not made big adjustment to that tax declaration sheet.

Article13 Entrust, manager and deputy

Jin Ding incorporated company dose not make any entrust or special authorization (including entrust of bank) which exceeds the need of normal operation, and not authorize any single person with the power of attorney by any agreement or arrangement.

Article 14 Legality

(1)	There is no exceeding his authority, unauthorized, or illegal indeed, agreement or right of Jin Ding incorporated company.

(2)	All the fatal documents of Jin Ding incorporated company coming into being in the operation, should be preserved, if they have been sealed.

Article 15. Agreement

Jinding Incorporation has not served any notice related to its important agreements, important property, or violation or breach of contract, or violation of any important laws or other responsibilities

Article 16 Employees

(1)
Directors, managerial personnel or proxies of Jinding Incorporation have never lodged claims for compensations against Jinding Incorporation due to termination of employment relations or any other reasons. And Jinding Incorporation has never provided loans or any other fringe benefits to such directors, managerial personnel or proxies besides such fringe benefits as shall be provided to them according to law.

(2)	The employment of formal employees of Huli Incorporation and its employing conditions are consistent with provisions of Chinese law and rules.

Article 17. Bankruptcy/Lawsuit

(1)	All or part of the businesses or properties of Jinding Incorporation have not been taken over by any receiver.

(2)	There is not any appeal to terminate or dissolve Jinding Incorporation, or any resolutions to liquidate or dissolve Jinding Incorporation that have been made or passed.

(3)	No termination of payment or insolvency referred to in relevant laws and rules exists in any Jinding Incorporation.

(4)	Jinding Incorporation does not have any pending judgment of grave influence on its operation with itself being the defendant.

(5)
Jinding Incorporation does not have any ongoing or impending lawsuits, arbitration, charges or any other legal proceedings, nor does it have any ongoing appeals or lawsuit (including criminal and civil lawsuits) or those that need to be terminated or those of threat to itself against Jinding Incorporation, for which it shall be responsible or which it is related to.

(6)	Jinding Incorporation or its directors or managerial personnel do not have any violation of law listed below:

(i)	Criminal acts or illegal acts related to business of Jinding Incorporation

(ii)	Violation of commitment related to business and activities of Jinding Incorporation

(iii)
Violation of agreement or legal obligations or infringement on rights on the part of the seller or others, which may entitle the third party to terminate any agreement with Jinding Incorporation being one party thereof, or may cause appeals or bans against Jinding Incorporation.

Article 18. Intellectual Property Rights

Operation of Jinding Incorporation will not infringe upon any intellectual property rights of any other persons, and it has paid all the royalties or expenses that shall be paid according to relevant license agreements.

Article 19. Arrangement between Associated Companies

Besides the associated transactions that have been revealed, there is not any other agreement or arrangement between Jinding Incorporation and its associated companies.

Article 20. Operation after Date of Signing

From the date of signing to the prompt day, Jinding Incorporation:

(1)	has not announced or granted any dividends or other distributions besides the distribution or dividends revealed in the agreement.

(2)	is carrying out and will continue normal businesses and operation.

(3)	No grave negative changes have occurred to its financial status.

(4)	No great depreciation or losses have occurred to the net value of its tangible assets.

(5)	No great changes have occurred to its liabilities or probable responsibilities;

(6)
has not signed any transactions that have caused or will cause responsibilities of Huli Incorporation for its taxes(or such taxes shall be exempted, reduced, deducted or offset even though there are or may be such transactions

(7)	Jinding Incorporation has not signed any agreements beyond its normal businesses.

 Chapter 4 Statement and Guarantee of Purchasing Party

Article 21. Statement and Guarantee of Purchasing Party

The purchasing party has hereby made the following statements and guarantees to the seller from the date of signing the agreement to the prompt day thereof:

(1)	The purchasing party is a limited liabilities company formally established according to law in effective duration and normal operation.

(2)
The purchasing party has handled all the necessary formalities according to the laws and rules it shall abide by, and has obtained all the necessary registration and approval as well as have necessary rights under such laws and rules to sign the agreement and perform various obligations under such agreement.

(3)
The purchasing party has taken all the necessary internal actions to obtain authorization for itself to sign and perform the agreement. The representative that signs on the agreement has obtained full authority to sign the agreement and make the purchasing party bound by the agreement.

(4)	The agreement shall have legal binding force on the purchasing party from the date of signing.

(5)
The purchasing party signing the agreement and performing its obligations under such agreement will not conflict with the by-laws, internal regulations, any laws, rules, regulations, or authorization or approval of any government agencies or departments, or any agreements with the purchasing party being one party thereof or binding the purchasing party or any provisions thereof, or lead to violation of the aforesaid regulations, or non-performance of the aforesaid provisions.

(6)
There is not any ongoing lawsuit, arbitration, other legal or administrative proceedings or government investigations against the purchasing party, or any threat influencing its capacities of signing or performing the agreement as far as the purchasing party knows.

(7)
The materials in all the materials related to the sole incorporation held by the purchasing party, which have substantial or adverse influence on the purchasing party`s capacity of performing all of its obligations under the agreement, or those that will have substantial influences on the will of the other party to sign the agreement if disclosed to the other party, have been disclosed to the other party., and the materials provided by the purchasing party to the other party do not contain any substantial unfaithful or misleading statements.

(8)	The purchasing party guarantees payment of the transferring price according to provision of the agreement.

Chapter 5 Responsibilities for Breach of Statement and Guarantees

Article 22. Responsibilities for Breach of Statement and Guarantees

In case any mistakes, misses, misleading or unfaithful parts are discovered in any part of the aforesaid statement or guarantee of either party within two(2) years from the date of signing the agreement, the other party shall be entitled to require the party violating the statement or guarantee to make full compensation for such losses, damages, cost or expenses.

Chapter 6 Confidentiality

Article 23. Confidentiality

(1)
Either party once disclosed or may disclose to the other party confidential and exclusive materials related to their own businesses and financial status, and other confidential issues. In addition, the two parties may obtain the confidential and exclusive materials related to the joint venture. The party receiving all the aforesaid materials(including written and non-written materials, hereinafter referred to as “confidential materials”), unless otherwise provided for in other non-disclosure agreements,

(i)	shall keep the aforesaid confidential materials in secrecy.

(ii)	shall not disclose the aforesaid confidential materials to any personnel or entities other than the employees of its own that need to know the aforesaid confidential to perform their duties.

(2)	The provision of the aforesaid item(1) does not apply for the following confidential materials:

(i)	The written record made before the party disclosing materials to the receiving party can prove the materials known to the receiver.

(ii)	The materials known to the public due to reasons other than violation of the agreement by the receiver

(iii)	The materials the receiver obtains from any third party that does not undertake any confidentiality obligation for the confidential materials.

(3)
Either party, if requested by the other party, shall sign a non-disclosure agreement separately for the confidential materials obtained from the other party or its associated companies, and the provisions therein shall be similar to those provided for in Chapter 6.

(4)	Either party shall make out rules and regulations to make itself and the directors, senior staffs and other employees to abide by the confidentiality obligation stated in Chapter 6 too.

(5)
The provisions in Chapter 6 do not apply for any third party disclosing materials to any associated companies, any public or private loaners, or financial funding agent or institution, employees, consultants of the two parties, or that to which either party is expected to transfer all of part of its rights or obligations under the agreement, and in this case, such materials can only be disclosed to personnel or entities that need to know such materials as duly required by business, provided that such personnel and entities shall make commitment in writing to keep such materials in secrecy.

In case the aforesaid materials are required to be disclosed according to law, the provisions in Chapter do not apply for disclosing materials to any government, or any relevant agency or departments. And the party required to make the aforesaid disclosure shall notify the other party of such requirement and its provisions immediately before the aforesaid disclosure. The other party shall be entitled to put forth its objection to disclosure of the aforesaid materials to relevant agency or department, and seek the provisions it may determine with full power to keep any confidential materials to be disclosed in secrecy.

(6)
Without any restriction to the aforesaid provisions in Chapter 6, either party shall not publish or publicly disclose materials related to the joint venture(including confidential materials) unless it obtains the written approval of the other party for the contents to be publishd or publicly disclosed and the time thereof, provided that any provision of the item(6) shall not hinder the publishing or disclosure consistent with regulations of law, rules or regulations of securities exchanges it has made according to its judgment made in good faith.

(7)
As far as any natural person or legal person that was once one party of the agreement is concerned, the provisions of the Chapter 6 still have binding force after it transfers its rights and obligations under the agreement and is no longer one party of the agreement.

Chapter 7 Breach of Agreement

Article 24: Breach of Agreement

(1) Where Party B fails to pay Party A the price of equity transfer in accordance with the stipulation specified in Article 6 hereof, Party B may pay Party A the price of equity transfer within thirty (30) days (“grace period”) from the delivery date specified in Article 6 hereof, but it shall pay Party A a default fine amounting to 0.03% of the sum unpaid per day. The total amount of default fine shall be calculated in accordance with the actual overdue days. In case that Party B fails to pay Party A the total price of equity transfer within the grace period, Party A shall have the right to rescind this Agreement and require Party B to indemnify all losses suffered by Party A arising from such default.

(2) Where any Party hereto breaches this Agreement, it shall be liable for the breach of agreement in accordance with this Agreement and applicable laws. In case that both Parties breach this Agreement, they shall bear the liabilities respectively. Notwithstanding the above stipulation, any Party hereto shall not liable to the other Party for any indirect losses or damages.

Chapter 8 Force Majeure

Article 25: Force majeure

(1) Force majeure means any unforeseeable event beyond the reasonable control of the Parties taking place after the signing of this Agreement, which prevents any Party from performing any of its obligations under this Agreement, in whole or in part. An event of force majeure includes, but is not limited to, earthquake, typhoon, flood, fire, war, interruption of transportation at home or abroad, government actions, epidemic ,civil riot, strike, and other events being deemed as events of force majeure in accordance with general international commercial practice. Lack of funds shall not be interpreted as an event of force majeure.

(2) If an event of force majeure occurs, which prevents the affected Party from performing any of its obligations under this Agreement, in whole or in part, the affected Party shall has the right to stop performing its obligations under this Agreement within the delayed period by reasons of force majeure and shall not be deemed a breach of this Agreement.

(3) The Party affected by an event of force majeure, shall notify the other Party in writing without delay and, within fifteen (15) days thereafter, provide detailed information regarding the event of force majeure and sufficient proof thereof.

(4) If an event of force majeure occurs, The Parties shall consult with each other without delay to find a fair solution and shall make all reasonable efforts to minimize or remove the effects of the event of force majeure. In case when events of force majeure last more than six (6) months and no fair solutions have been found by the Parties, any Party shall have the right to terminate this Agreement by notifying the other party and shall not be responsible for any damage or loss because of its failure in performing this Agreement in whole or in part.

Chapter 9 Dispute Resolution

Article 26: Arbitration

Any dispute arising from, out of, or in connection with, the execution of this Agreement, shall be settled by the Parties through friendly consultation. In case no settlement can be reached within sixty (60) days after the beginning of the consultation, any Party may submit the dispute to China International Trade Arbitration Committee in Beijing to be arbitrated according to its rules and regulations. There shall be three (3) arbitrators, all of whom shall be fluent in both English and Mandarin. Party A and Party B shall appoint one (1) arbitrator each. The two arbitrators appointed respectively by the Parties hereto as aforesaid thus appointed shall thereupon select a third arbitrator. In the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator, the chairman of the Arbitration Committee shall select the third arbitrator to be the chief arbitrator.

Article 27: Award of Arbitration

The award of arbitration shall be final and binding upon both Parties and shall be enforced in accordance with its terms.

Article 28: Expenses

Unless otherwise specified in the arbitral award, the arbitration fees shall be borne by the losing Party.

Article 29: Continue to Implement this Agreement during Arbitration

During the period when a dispute is being arbitrated, the Parties shall continue to implement this Agreement in all respects, except for the matters in dispute.

Chapter 10 Governing Law

Article 30: Governing Law

The formation of this Agreement, its validity, interpretation, execution and all disputes in connection herewith, shall be governed by the laws of the People’s Republic of China. In the event that there is no publicly available law in the People’s Republic of China governing a particular matter relating to this Agreement, reference shall be made to general international commercial practices.

Chapter 11 Miscellaneous Provisions

Article 31: Waiver

Failure on the part of any Party to exercise any right under this Agreement shall not operated as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof.

Article 32: Assignment

Unless otherwise specified in this Agreement, neither Party hereto shall assign this Agreement or any of its rights and obligations hereunder without the other Party’s prior written consent or without the approval of examination and approval authorities provided that such assignment is required to be approved in accordance with the law.

Article 33: Amendment

This Agreement is entered into for the interests of Selling Party and Purchasing Party and their legal successors and for the interests of each Transferee and shall be binding upon all of them. This Agreement shall not be amended in the oral manner. No amendment to this Agreement shall be effective unless made in writing and signed by all of the Parties and approved by examination and approval authorities provided that such amendment is required to be approved in accordance with the law.

Article 34: Severability

If any of the provisions of this Agreement is held invalid, such invalidity shall not affect in any way the validity of any other provisions of this Agreement.

Article 35: Validity of Counterparts

This Agreement is executed in four (4) originals and three (3) copies. The Selling Party and the Purchasing Party shall respectively hold one (1) original. Two other originals shall submit to examination and approval authorities and the competent administration of industry and commerce, respectively. The wholly foreign-funded company shall keep the copies of this Agreement for record. Provided that if relevant competent departments require copies of this Agreement, Party A and Party B may sign several copies of this Agreement.

Article 36: Notices

Unless otherwise specified in this Agreement, notices and other written communications between the Parties shall be written in Chinese and shall be delivered by courier service or sent by facsimile transmission and shall be confirmed by the letter delivered by the courier service company. Such notices shall be deemed to have been effectively given on the following dates: (1) Notices sent by courier service shall be deemed to have been effectively given within seven (7) working days after they were sent out; (2) Notices sent by facsimile transmission shall be deemed to have been effectively served within three (3) working days after they were sent out. The confirmation report of the successful transmission shall be provided as evidence and the aforesaid confirmed letter shall be sent out.

All notices and other communications shall be delivered to the following addresses, unless notice of change of address is provided in writing to the other party:

Selling Party: Henna Jinding Chemical Industry Co., Ltd

Address: West City Industrial Zone, Xinyang, Henan.

Fax number: 0376-2169991

Purchasing Party: KINFAIR Holdings Limited

Address: Room 42, Fourth Floor, New Henry House, 10 Ice House Street, Central. Hong Kong.

Fax number: 00852—2845 0504

Mail receiver: Su Ziying

Article 37: Entire Agreement

This Agreement constitutes the entire agreement between the Parties in respect of the subject matter set our herein and shall supercede any and all previous discussions, negotiations and agreements between the Parties relating to such subject matter.

IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties hereto have caused this Agreement to be executed the day and year first written above.

Selling Party: Henna Jinding Chemical Industry Co., Ltd
Signature: /s/ Zhou Dian Chang

Purchasing Party: KINFAIR Holdings Limited
Signature: /s/ KINFAIR Holdings Limited